Exhibit 10.1
Listed Officer Compensation
Table 1 below sets forth the base salaries approved by the Compensation Committee (the “Committee”) of the Board of Directors of Intel Corporation for 2007 for the company’s Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers in 2006 (“listed officers”) as disclosed in our definitive proxy statement filed on March 26, 2007 (“Proxy Statement”). The listed officers were determined in reference to the company’s fiscal year ended December 30, 2006. Each of the listed officers’ employment with Intel is on an at-will basis.
Table 1

Name and Position	Base Salary(1) ($)
Craig R. Barrett	350,000
Chairman of the Board
Paul S. Otellini	770,000
President and Chief Executive Officer
Andy D. Bryant	455,000
Executive Vice President Chief Financial and Enterprise Services Officer
Sean M. Maloney	390,000
Executive Vice President General Manager, Sales and Marketing Group, and Chief Sales and Marketing Officer
Robert Baker	305,000
Senior Vice President and General Manager, Technology and Manufacturing Group

(1)	Base salary is effective January 1, 2007.
If the 2007 Executive Officer Incentive Plan (“2007 EOIP”) is approved by stockholders at the annual stockholders’ meeting scheduled for May 16, 2007, each of the listed officers will be eligible to receive an annual bonus (“Incentive Cash Payment”) under the 2007 EOIP. Under the 2007 EOIP, each listed officer has an “Incentive Baseline Amount” determined annually by the Committee. The annual Incentive Cash Payment for each individual is based on multiplying the plan multiplier by each listed officer’s Incentive Baseline Amount and his individual performance adjustment. The result of that multiplication is the maximum that the officer might receive as his Incentive Cash Payment for the year. The Committee may reduce, but not increase, the result by applying additional discretionary criteria.
Under the 2007 EOIP, the formula for determining the plan multiplier is based on three equally weighted components:
•	Intel’s current-year net income relative to the previous three years’ net income, plus
•	the ratio of Intel’s annual net income growth (plus 1) to the annual net income growth of two comparator groups (the S&P 100 and a group of technology peer companies) (plus 1), plus
•	performance against operational goals as approved each year by the Committee.
The sum of the three components will determine the 2007 EOIP multiplier. Under the 2007 EOIP, the Committee may apply subjective, discretionary criteria to determine the individual performance adjustment percentage. The Committee expects that the individual performance adjustment will range between 90% and 110%, with most individuals receiving 100%. Pages 50 through 53 of the Proxy Statement contain a more detailed description of the 2007 EOIP, including a description of how each of these components is determined, which is incorporated by reference herein.
On January 16, 2007, the Committee determined a separate Incentive Baseline Amount for each listed officer and approved the operational goals and their respective success criteria for measuring the operational performance component of the plan multiplier. If our stockholders do not approve the 2007 EOIP, we will not make any payments under this plan for the 2007 performance year, but will instead use our broad-based incentive plan to determine incentive bonus payments to executive officers, including the listed officers.
Each of the listed officers participates in a companywide, semiannual cash incentive plan that calculates payouts based on Intel’s corporate profitability to link compensation to financial performance. The payout is computed using two formulas, with the payout based on the formula delivering the higher value. Payouts are communicated as a number of extra days of pay, with the listed officers receiving the same number of extra days as other employees. Under this plan, the listed officers and other eligible employees each receive 0.65 day of pay (calculated based on eligible earnings for the six-month period, including one-half of Incentive Baseline Amounts) for every two percentage points of corporate pretax margin (pretax profit as a percentage of revenue), or a payment expressed as days of pay based on 4.5% of net income divided by the current value of a worldwide day of pay (essentially, Intel’s daily payroll cost). We make these payments in the first and third quarters of each year based on corporate performance for the preceding two quarters. We will pay an additional two days of pay annually if Intel achieves annual customer satisfaction goals.
The listed officers are also eligible to receive stock options, restricted stock, restricted stock units, stock appreciation rights and performance based awards under the Intel Corporation 2006 Equity Incentive Plan should the Committee determine that it is appropriate to do so. Beginning in 2006, the listed officers received a mix of restricted stock units and stock options. The 2007 stock option and restricted stock unit awards to the listed officers have been disclosed on individual Forms 4 filed with the U.S. Securities and Exchange Commission pursuant to Section
16(a) of the Securities Exchange Act of 1934, as amended. In addition, each of the listed officers is eligible to receive company contributions to his accounts in the company’s tax-qualified and non-qualified capital accumulation/retirement plans. Company contributions to these plans are discretionary and may vary with the company’s financial performance, particularly revenue and income. Since the amount of the company contribution to the tax-qualified plan is limited by U.S. tax law, the excess, if any, is allocated to the individual’s account in the non-qualified plan. The amount of the 2007 company contribution to these plans will be determined in early 2008 based on the company’s performance for fiscal 2007. The listed officers may also participate in the company’s tax-qualified employee stock purchase plan, which allows participants to acquire Intel stock at a discount price.

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